UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Hercules Offshore, Inc.
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HERCULES OFFSHORE, INC.

SUPPLEMENT TO PROXY STATEMENT

FOR 2012 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 15, 2012

Supplemental Information Regarding Item 2 – Advisory Vote on 2011 Executive Compensation

As an investor in Hercules Offshore, Inc. (the “Company”), I am writing to you to bring to your attention certain inaccuracies and unreasonable assumptions contained within a voting recommendation that was recently issued by Institutional Shareholder Services (“ISS”), a proxy advisory firm, regarding Item 2 in the Company’s 2012 definitive proxy statement. Item 2 addresses the advisory vote on the Company’s 2011 executive compensation program. We encourage you to vote FOR Item 2.

ISS has issued an “against” voting recommendation on the say on pay proposal in spite of the Company board of director’s approval and support of the 2011 executive compensation program. Notwithstanding the Company’s detailed disclosure and rationale behind each aspect of the 2011 executive compensation program, ISS performed an analysis based upon a rigid model that fails to take into account the totality of the Company’s individual facts and circumstances. Consequently, the Company believes that the ISS recommendation on the Company’s executive compensation program is fundamentally flawed.

Most significantly, ISS overstated the compensation of the Chief Executive Officer and President, Mr. John T. Rynd, by approximately $870,000 in various sections of its report. This crucial error undermines the credibility of the analysis in the remainder of the report with respect to our CEO’s compensation and draws into question the accuracy of the other data upon which ISS relied in making their recommendation. In addition to this factual mistake, ISS failed to recognize or take into consideration (i) any facts that fell outside of the narrow data points that ISS uses in its quantitative pay-for-performance model, (ii) the dire consequences to the Company and its stockholders if the Company had failed to meet specific financial goals in order to satisfy credit agreement covenants during the 2011 year, (iii) important differences between the Company and certain peer group companies, (iv) mitigating circumstances surrounding certain equity awards granted to the Company’s Chief Executive Officer, (v) numerous noteworthy modifications to the executive compensation program that the Company’s board of directors implemented during the 2011 year, and (vi) strategic actions taken by the Company that resulted in a significant increase in total shareholder return (“TSR”) in 2011 and positioned the Company to continue to generate positive shareholder returns over the long term. ISS’s models do not address current economic or industry conditions, and there was no consideration given to the volatile industry and market that the Company has operated in following the Macondo incident (the BP oil spill in 2010) and the resulting regulations and volatile commodity prices that, despite improvement, still impacted the Company’s operations in 2011.

The Company understands that ISS must review the compensation programs of thousands of companies each year in an extremely short period of time, and we understand that certain models must be used in order for ISS to complete such an enormous task. However, we do not believe that it is fair to our investors that accuracy and sound judgment be sacrificed for the sake of simplicity.

We believe ISS’s analyses that led to their recommendation on Item 2 are misleading and flawed for the reasons set out below.

Peer Group

The peer group that the Company uses in order to compare its compensation program to trends and norms within our industry was questioned by ISS primarily due to the market capitalization of the peer companies. ISS chose a peer group to benchmark our executive compensation that includes companies that we believe are inappropriate comparisons and which focus on operations very dissimilar to the Company’s business model. ISS did not analyze the core business of those companies, the geographic location of their business operations, or whether those companies had a similar exposure to us with respect to shallow water operations, Gulf of Mexico-centric operations, or most importantly, the extent to which these companies compete with the Company for executive talent. For example, Matrix Service Company, Pioneer Drilling and Geokinetics are each companies that ISS believes to be appropriate peer companies for the Company. Matrix Service Company is an industrial construction and construction service company serving a wide host of industries, including boiler servicing in industrial plants. It is not engaged in marine services, offshore drilling, the upstream oil and gas business, or offshore services. Matrix Service Company is not exposed to the same regulatory framework that applies to the offshore marine and offshore drilling industry. Pioneer Drilling is exclusively a land-based drilling and services contractor exposed to a dramatically different business environment (onshore shale gas drilling). Geokinetics is a small seismic company that offers its seismic services and library to customers. It also is not engaged in offshore drilling and is not exposed to the same market dynamics and regulatory framework as the Company.

As we have noted on page 39 of our 2012 proxy statement, the Company worked with an independent compensation consultant to determine appropriate peer group companies for the Company. Unlike ISS, the Company’s board of directors and our consultant recognized that the Company was in a unique position within our industry, in that we are the sole drilling contractor that operates exclusively in the shallow water and that is particularly focused in the Gulf of Mexico. Other public companies that would be peers solely based on market capitalization similarities are so dissimilar to us in operations, geographic location and shallow water exposure that the Company believes a comparison of compensation programs would be meaningless, and misleading, to our investors. The Company understands the importance of credible benchmark data and has chosen companies that the Company competes against for executive talent, business and stockholder investment.

The Company put considerable thought into the identity of our peer group. For example, during the past year we considered adding Transocean to our peer group based upon their similar global jackup rig ownership, but eventually determined that their inclusion would be inappropriate given their significant deepwater operations and the fact that they are too large for comparison. We also see similarities between the Company and Spartan Offshore Drilling, but the compensation information for Spartan Offshore Drilling’s executives is not publicly available. Noble Corporation was also determined to be an inappropriate peer, as it has become predominantly a deepwater company, despite its relatively large jackup rig fleet. We also omitted Nabors Industries because it is predominantly a land drilling contractor. Certain marine companies were chosen as peers due to their similar Gulf of Mexico exposure. Although we would prefer to include more companies that have similar operations with respect to jackup rigs, we do not believe that we have a true peer company with respect to our operation of jackup rigs in the Gulf of Mexico. We have, however, included in our peer group the owners of the majority of jackup rigs operating in the Gulf of Mexico, including ENSCO, Rowan Companies, and Diamond Offshore. The chart below shows the jackup rig ownership by company in the Gulf of Mexico in comparison to the Company’s ownership:

Source: IHS Petrodata

In short, unlike the ISS peer group, the selection of the Company’s peer group was based on careful evaluation of the respective business and operations of the prospective members. The Company selected its peer group based on its understanding and knowledge of the marine and offshore oil and gas business rather than simply randomly selecting companies in the Southwestern United States with similar market capitalizations. Moreover, a significant amount of weight was given to the companies that compete for the same executive management talent. The Company’s management team was hired from Fortune 500 oil and gas companies, including a number of the companies in the Company’s peer group, such as Ensco and Noble. More significantly, several members of the management team have been directly recruited by several of the members of the Company’s peer group. Despite the challenging times the Company has faced over the last several years, the Company has been able to retain its management team. An appropriate executive compensation program, informed by a carefully selected and relevant peer group, is likely a significant reason for this accomplishment.

CEO Incentive Awards

Mr. Rynd received certain equity-based compensation awards during the 2011 year, which ISS incorrectly concluded were a reflection of our compensation committee’s lack of commitment to provide performance-based awards to Mr. Rynd. The Company believes ISS’s conclusion and implication is insulting. Mr. Rynd has not received excessive or unwarranted compensation from the Company. He has voluntarily taken a salary reduction and turned down the Company’s attempts to provide him with discretionary cash bonuses during volatile times. With respect to the 2012 year he has declined to accept an increase in his base salary, instead maintaining his salary at the level it has been since he voluntarily reduced it by ten percent three years ago. Mr. Rynd, like the other named executive officers of the Company, receives only minimal perquisites such as annual health physicals. Further, the ISS report erroneously reported Mr. Rynd’s compensation for the 2011 fiscal year as $6,216,000, although his compensation was closer to $5,000,000 (please see the paragraph below regarding realized compensation), so it is impossible to rely on each of the comparisons that ISS attempted to make to peer group chief executive officers without knowing if the values ISS used are correct. The Company’s market analysis has consistently placed Mr. Rynd’s total direct compensation well below the market median. As described in greater detail on pages 46-47 of our 2012 proxy statement, in light of his dedication and the market data results the Company found, and the significant scope of Mr. Rynd’s responsibilities and his successful leadership of the Company during the economic downturn and industry challenges, the Company compensation committee approved a special retention award and two performance awards for Mr. Rynd. The objective of the awards was to retain Mr. Rynd to continue to develop and execute the strategic goals of the Company, during a time when the Company is continuing to face significant industry challenges.

The retention award will be settled in cash, although the value of any such award will be based upon the price of the Company’s common stock. The Company’s primary goal in granting this award was to incentivize Mr. Rynd to remain employed during a specified period, but the Company believes that equity-based awards have inherent pay for performance elements if they are subjected to long-term restrictions. Mr. Rynd’s retention award will not become vested until December 31, 2013, at which time he has no guarantees as to the value of our common stock that will determine the amount of his payment. He is ultimately incentivized as well as retained by this grant. The Company does not agree with ISS’s conclusion that this award should not be considered performance-based or that it is not “at-risk.”

Mr. Rynd received two additional grants of performance-based awards during the 2011 year that will be settled, if at all, in 2013 and 2014, respectively, only if the Company’s stock price is at least $5.00 per share upon the settlement date. On the date of grant, the Company’s stock price was $3.48. Consequently, the stock price will need to increase by approximately 43% from the date of grant in order for Mr. Rynd to receive any payout under these performance awards. Each performance award is composed of 250,000 shares. The payout for each performance award shall be equal to the product of (i) 250,000, (ii) the average share price or $10.00, whichever is less, divided by $10.00, and (iii) the lesser of the average share price or $10.00. The payout will be capped at $2,500,000; however, if the stock price is less than $5.00 on the settlement date, all awards will be forfeited for no value. ISS has provided a misleading and inaccurate example of the potential value that these awards could provide to Mr. Rynd upon settlement. The ISS example asks readers to assume that the stock price is $5.07 (the trading price on the date of the ISS report). However, the award is not calculated on current trading prices, but on the average closing stock price over a 90-day period, which, as of the ISS report date, was below $5.00. Accordingly, if the awards were settled as of the ISS report date, Mr. Rynd would receive no value from either of the performance-based awards, despite there being a 40% increase in the Company’s stock price since the grant date. He will only receive value if the Company stock price continues to increase, which is the epitome of paying for performance. The Company must disagree that awards that a Chief Executive Officer is required to hold for at least three years will not provide a link between the performance of the executive and the success of the company. As the Company executive with the most responsibilities and oversight of any other individual employee, the Company has clearly linked any payment that Mr. Rynd could eventually receive from these awards with the Company’s performance and success.

ISS also takes issue with the fact that the Company has determined to look not only at the accounting value of equity awards provided to Mr. Rynd, but with the actual value that he has received from the Company. We do not believe that accounting values always provide our investors with a realistic picture of the values that each of our named executive officers take home. The accounting values that are reported in the Summary Compensation Tables and the Grants of Plan-Based Awards Tables often greatly inflate the compensation “granted” to an executive in a given year, while the values that are provided to the executives at settlement, typically years later, are not consistent with the “grant” date values. We were required to report $5,343,091 in “compensation” for Mr. Rynd in the 2011 Summary Compensation Table, while he actually received only $2,112,532. In order to ensure that our Chief Executive Officer consistently holds equity-based awards that align his interests as closely as possible to our shareholders, we have determined to examine the actual value that he has received during his employment with us rather than the potential value of awards. Please see page 46 of our 2012 proxy statement for a more detailed example of the differences between accounting values and realized values for Mr. Rynd’s outstanding stock option awards.

ISS also mistakenly asserts that the Company’s shareholders should be concerned that Mr. Rynd (and our other named executive officers) receives annual bonus awards based upon performance goals measured on only a six month basis. The compensation committee implemented this six-month performance period structure in the 2009 plan year during a period of extreme volatility in the industry and for the Company. Because this plan applies to all Company employees, and not just its executive officers, the compensation committee was legitimately concerned that poor performance with respect to the metrics early in a plan year caused by extraneous factors would render the incentive plan meaningless, as employees would not be properly motivated or incentivized to continue throughout the year to achieve the important performance objectives established by the committee. As the volatility in the industry has persisted over the last three years, the committee has maintained the six-month performance periods, but evaluates this structure at each of its meetings with a view to extend the performance period to a full year when the industry stabilizes.

Narrow Performance Metrics

ISS was concerned that the performance measures utilized in the Company’s short- and long-term incentive arrangements were based on similar metrics. The rationale that ISS asserts for its concern is that compensation policies should be based upon a variety of performance metrics in order to better gauge a company’s overall financial health and performance. What ISS failed to recognize, however, is that the performance metrics utilized in our 2011 incentive arrangements were intentionally narrow for similar reasons that ISS believes they should be broad: our financial health and survival depended on our satisfaction of financial covenants in the Company’s credit agreement that was in effect during 2011. The Company could not have maintained compliance with those covenants without prioritizing those narrow performance metrics and driving the employees, particularly its named executive officers, to superior performance with respect to those performance metrics.

The chart below details the requirements that the Company’s credit agreement set forth, as well as the Company’s actual performance in comparison to those requirements. The financial covenant in the credit agreement required the Company to stay below a certain leverage ratio of total debt to EBITDA. That ratio level changed between quarters as shown by the red line in the chart below (the one interruption in the red line reflects a brief suspension from those requirements that existed in connection with the renegotiation of the credit agreement). The blue line reflects our actual ratio of total debt to EBITDA. In simple terms, if the blue line had ever crossed above the red line, the Company would have been in default of its credit agreement.

The Company successfully refinanced its credit agreement in April 2012 and eliminated the financial covenants that drove the performance metrics under its incentive plans. With the elimination of these financial covenants, the Company’s board of directors will be free to analyze a wider spectrum of performance metrics that could be appropriate for our incentive plans in the future. Nonetheless, during the 2011 year the Company’s board of directors correctly emphasized the narrow performance metrics that were essential to the Company’s financial survival in 2011. To follow ISS’s preferred course of action would have been imprudent, irresponsible and could have resulted in significant financial harm to the Company.

TSR Rankings and Incorrect Emphasis on Short-Term Performance

The ISS model is heavily influenced by short-term data: the Company’s TSR over a one- and three-year basis. While it goes without saying that the Company desires to provide value to our shareholders at all times, our business goals and our compensation program are structured to achieve long-term success. We believe that the short-term focus of the ISS model conflicts with the best interests of our shareholders, who expect our executive officers to deliver stable long-term value and to manage risk, rather than to irresponsibly drive up unsustainable short-term profits. In determining that ISS had a “high” concern regarding the Company’s TSR performance in relation to the compensation we provide to our Chief Executive Officer, ISS compared the Company TSR performance/compensation link to that for Russell 3,000 companies generally, which is heavily composed of technology and financial service companies. The Company does not see any relevant correlation between our TSR performance link and that of the largest technology companies in the United States.

Interestingly, despite the short-term performance view used by ISS, they dismissed the significant increase in the Company’s TSR in 2011, noting that “shareholder returns have seemingly shown an improvement over the last year...” The Company believes that the nearly 28% increase in stock price in 2011, which was substantially greater than the average of its peer group, is more than “seemingly” showing improvement and indeed reflects investor approval of the strategic actions the Company has taken to set the company up for both short- and long-term success and shareholder value creation.

Absolute Performance Metrics and the Performance Period of Long-Term Awards

ISS criticized the fact that individual performance criteria were not imposed upon the named executive officers with respect to the performance-based shares that were granted in 2011. We believe that this is an unfair criticism given the fact that the proxy advisory firms have consistently emphasized the importance of granting performance-based equity awards to executives in order to emphasize a pay for performance compensation philosophy, which we have. The Company’s board of directors took the proxy advisory firms’ recommendations seriously and modified our equity program accordingly in 2011 by adding two separate performance goals to the executives’ equity awards. ISS now goes too far in criticizing the fact that we did not comply with “enough” performance restrictions for the equity awards. Investors, too, have also expressed their views regarding their preferences for the design of equity-based awards, and the Company board of directors has appropriately given more weight and consideration to the needs of the Company investors than disinterested proxy advisory firm recommendations.

Further, the performance metrics used in our performance-based awards are consolidated safety and EBITDA measures, which are directly impacted by our named executive officer’s individual performance and success in their positions, and the awards would be forfeited altogether if the executives did not provide continuous and satisfactory performance to the Company and remain with the Company for a three year period. The ISS analysis fails to recognize the significant pay for performance connection that we created for each executive that received a performance-based award, and we believe that when an executive’s net worth is made substantially dependent on the long-term stock performance, there is a direct incentive for the executive to put forth superior efforts for the company. We do not believe that there is any merit in ISS’s assertion that further performance metrics are warranted for our equity program.

ISS disapproved of the one-year performance period associated with our performance-based awards. Again we feel that this shows ISS’s disregard of our long-term pay for performance strategies for our equity awards. Making executives shareholders of the Company with equity grants that are coupled with long holding periods and a meaningful risk of forfeiture is essential to a pay for performance philosophy, and we believe that equity awards that are subject solely to time vesting, and implemented as we do, are inherently performance-based without the addition of formulas or targets. Moreover, in response to concerns that ISS expressed in previous years, the Company went even further during the 2011 year in our efforts to reward performance by requiring a second layer of restrictions during the first year of the award. The ISS analysis fails to consider that multiple road blocks (EBITDA performance goals, safety performance goals, time-based vesting for a three year period, and an increasing stock price over a three year period) exist before our executives could receive any value from the performance-based awards, and the fact that certain performance measures are only applicable for one year does not make the restrictions applicable to the awards in the second and third year any less significant.

Modifications to the Executive Compensation Program Generally

The Company made various revisions to both the executive compensation program and our corporate governance practices in response to discussions with shareholders and advisory firms after last year’s annual meeting. The Company has:

•

Amended Employment Agreements. In 2012 the Company took the extraordinary step of amending all existing employment agreements with the cooperation of the named executive officers. As part of these amendments, the Company removed excise tax gross-up provisions and eliminated the automatic renewal provision in the agreements. ISS took issue with each of these prior provisions in connection with its review of our 2010 executive compensation program, and the Company promptly took action to eliminate the provisions.

•	Terminated its Poison Pill. The Company terminated its poison pill in February 2012, with the unanimous approval of its board of directors.

•	Adopted a no gross-up policy. The Company has adopted a policy that it will not enter into executive employment agreements that include 280G tax gross-up provisions on a go forward basis.

•

Amended Long-Term Incentive Plan to eliminate share recycling. The Company amended the Hercules Offshore, Inc. 2004 Long-Term Incentive Plan (“LTIP”) to delete the provision which allows the Company to add back to the total shares issuable under its LTIP those shares which are forfeited or cancelled.

•

Amended certificate of incorporation and bylaws to allow stockholders to call special meeting. In order to allow greater stockholder access, the Company amended its certificate of incorporation and bylaws, subject to stockholder approval, to allow stockholders who hold in the aggregate at least 20% of the total outstanding shares of common stock of the Company to call a special meeting of stockholders.

•

Instituted minimum vesting requirements for all equity-based compensation awards. The Company amended our Policy Regarding the Granting of Equity-Based Compensation Awards in order to adopt a minimum vesting requirement for all awards that are granted to our executive officers pursuant to our LTIP.

•

Adopted an Anti-Hedging Policy. The Company adopted an anti-hedging policy that prohibits our employees, including our named executive officers, from engaging in hedging transactions using equity that has been granted to them under our LTIP.

•

Called for the termination of Retention Plan. The Company recognized that our current retention concerns that compelled us to create the Executive Officer Cash Performance Incentive and Retention Plan were not as momentous as they once were. The compensation committee unanimously decided to discontinue this retention-focused plan for the 2012 year.

Elements of Compensation That Reflect Best Practices

The Company already had implemented sound and investor-friendly compensation practices that were in place prior to the 2011 year, including the following:

•	Our LTIP prohibits repricing or the exchange of equity awards without shareholder approval.

•	The Company has long imposed an equity ownership requirement for executive officers.

•	All executive officers are subject to a clawback policy.

•	The Company has double-trigger change of control benefits.

The Company does not make compensation decisions in a vacuum, and utilizes both peer group information and an independent compensation consultant when crafting each of our executive compensation programs. Not only has ISS failed to see the Company executive compensation program in its totality, it has overlooked the extent of the enhancements and improvements that the Company has made during the year.

Conclusion

The Company’s board of directors and its compensation committee are dedicated to providing a responsible compensation program for each of our employees, including our named executive officers. These individuals make decisions based upon business judgments, years of experience, knowledge of the industry and of the particular challenges faced by the Company, that should not be overridden by the inflexible and inadequate system that ISS uses during their review. Our compensation is competitive and retentive, based on an assessment against a peer group that appropriately reflects the global and complex nature of our business, our competitors and the competitive market for talent.

We understand that ISS is trying to run a profitable business and to do so they must create certain efficiencies in their model. However, those efficiencies have resulted in a poor and misleading analysis of our business. Our shareholders do not deserve to be misled in order for ISS to turn a profit.

We hope that after reading the discussion above you will have a more meaningful and valid basis for assessing the 2011 executive compensation program than the flawed and misleading analyses provided by ISS. In addition, we hope that you will recognize and appreciate the steps that management took in 2011 to create both short- and long-term value for our shareholders.

I want to thank you in advance for taking the time to read this letter and the supporting documentation related to this important vote. If you have any questions prior to the time you make proxy voting decisions, please do not hesitate to contact me directly at (713) 350-8306.

Sincerely,

James W. Noe
Senior Vice President, General Counsel and Chief Compliance Officer

This information is being provided to certain shareholders in addition to the Company’s proxy statement dated March 30, 2012, which you already received. Please read the complete proxy statement and accompanying materials carefully before you make a voting decision. Even if voting instructions for your proxy have already been given, you can change your vote at any time before the annual meeting by giving new voting instructions as described in more detail in the proxy statement.